Exhibit 10.4

MEMORANDUM OF AGREEMENT	Norwegian Shipbrokers’ Association’s Memorandum of Agreement for sale and purchase of ships. Adopted by The Baltic and International Maritime Council (BIMCO)in 1956.
Code-name
Dated: 3 June 2010	SALEFORM 1993
Revised 1966, 1983 and 1986/87.

SILLEM SHIPHOLDING LIMITED

hereinafter called the Sellers, have agreed to sell, and

Genco Shipping & Trading, 299 Park Avenue, New York NY

hereinafter called the Buyers, have agreed to buy

Name: Hull No H-4015 being a 35,000 dwt Handysize Bulkcarrier

Classification Society/Class: American Bureau of Shipping

Built: Under Construction By: SPP Shipbuilding Co.,Ltd the ‘Builder’

Flag: To be nominated Place of Registration: To be nominated

Call Sign: N/A                               Grt/Nrt:

Register Number: N/A

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days”  are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

‘Shipbuilding Contract’ means the Shipbuilding Contract dated 9th May 2007 in respect of the Vessel, being attached hereto as Appendix I.

‘Specifications’ means the Specifications as described in the Shipbuilding Contract.

1.            Purchase Price US$ 33,250,000 (Thirty-three million two hundred and fifty thousand United States Dollars)

2.           Deposit

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price into an interest bearing joint account within three (3) New York banking days from the date of this Agreement signed by both parties via fax/email and all subjects are lifted. This deposit shall be placed with the Sellers nominated bank in London or Monaco or Switzerland and held by them in a joint account for the Sellers and the Buyers, to be released In accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.

3.           Payment

The said Purchase Price shall be paid in full free of bank charges to-

The balance of the Purchase Price shall be positioned by the Buyers or their Bankers in a suspense account with a Bank nominated by the Sellers in London or Monaco or Switzerland (non Eurozone) no later than three (3) New York banking days prior to the “Delivery Date” as defined in the Shipbuilding Contract. At the time of remittance of the said funds to the said suspense account the Buyers or their bankers shall advise the Sellers bankers (via an MT199 message or otherwise) of the names of the persons authorised to release the relevant funds to the Sellers at the time of delivery. Any excess amount remaining in the said suspense account after payment of the Purchase Price for the Vessel and any additional amounts shall be remitted back to the Buyers.

On delivery of the Vessel from the Sellers to the Buyers and execution by the Sellers and the Buyers of a Protocol of Delivery and Acceptance, the Buyers shall pay to the Sellers the Deposit less all interest accrued thereon, together with the balance of the purchase price plus any additional amounts payable for bunkers and lubricating oils on board the Vessel at the time of delivery.

4.             Inspections

5.             Notices, time and place of delivery

a)             The Sellers shall keep the Buyer’s regularly posted with regards to the actual delivery date of the Vessel and and shall give the Buyers 30, 20, 10, and 5 days approximate notice of delivery and 1 days definite notice of delivery. When the Vessel is in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery of the Vessel. Sellers to keep Buyers informed about the Vessel’s building schedule and progress of all major construction stages, such as Steel Cutting, Keel Laying, Launching and delivery date, until the Vessel is complete.

The Buyers hereby confirm that the delivery of the Vessel by Sellers under this agreement will take place simultaneously with delivery of the Vessel to the Sellers by the Builder. Sellers will deliver the Vessel unregistered.

b)            The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage alongside the pier or at anchorage of SPP Shipbuilding Co., Ltd.

in the Sellers’ option.

Expected time of delivery: 4th March 2011

Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14): 30th June 2011

d)            Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.             Drydocking/Divers Inspection

7.           Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore and on order and with all those parties mentioned in the Shipbuilding Specifications except Grab Accessories which is an Owners supply item. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel whether on board or not shall become the Buyers’ property. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers if same supplied by the Builder under the Shipbuilding Contract. The radio installation and navigational equipment shall be included in the sale without extra payment. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment if same supplied by the Builder under the Shipbuilding Contract and Specifications.

Upon contract signing or as soon as possible thereafter Sellers to provide copies of all plans/drawings of this Vessel such as capacity plan/midship section plan/general arrangement pla/stability booklet/loading manual, mooring plan, accommodation plan and others essential to the Buyers for Chartering and operation purposes provided same available from the Builder at present or, if otherwise, whenever available by the Builder.

Buyers to take over and pay extra for all luboils (in storage tanks & sealed drums) and pay at Sellers’ net paid prices as evidenced by invoices. Bunkers which are onboard the vessel at the time of delivery to be taken over by Buyers’ at Sellers’ net paid prices as evidenced by invoices from the Shipyard to the Sellers. Luboils necessary for filling up the Vessel’s systems including the main engine and sump tank, are for Sellers’ account.

Any changes to Rules and Regulations governing the construction of the vessel which come into effect following the execution of this Agreement shall not be applied subject to Buyers request and at their expense.

8.             Documentation (See Addendum No 1)

The place of closing: London or Piraeus in Sellers option

In exchange for payment of the full purchase price along with any other payments called for in accordance with the Memorandum of Agreement, the Sellers shall furnish the Buyers delivery documents as reasonably required by the Buyers for the registration of the Vessel which to be advised by the Buyers and to be incorporated in an Addnedum to the Memorandum of Agreement.

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

Al the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same.

9.             Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.           Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.           Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over in brand new condition as is at the time of delivery of the Vessel to the Sellers by the Builders and always in accordance with the terms of this Agreement and the Shipbuilding Contract and Specification reviewed. Furthermore, the Vessel shall be delivered with her class maintained without any condition/recommendation*, save in respect of classification society requirements which customarily apply to newly built vessels and which can only be satisfied post delivery, free of damage affecting the Vessel’s class, and with all her classification certificates and national and international trading certificates issued, and valid for a minimum period customarily issued by class or the relevant authorities at the time of delivery provided that the Buyers shall accept the interim/shorterm/provisional certificates as issued by the class and or other applicable authorities at the time of delivery from the Builder. Buyers shall deal directly with class for full term certificates after delivery of the Vessel.

12.           Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.           Buyers’ default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.           Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.           Buyers’ representatives

16.           Arbitration

a)*          This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

17) The agreement is subject to the Buyers obtaining the necessary financing within three weeks of both Buyers and Sellers signing the MOA.

18) The Vessel is subject to a Charter Party to Cargill. The Sellers agree to exercise their best endeavours to receive Charterers’ (“Cargill”) approval to transfer by novation or otherwise of the charters for the Vessels to the Buyers of the existing charter agreements with Cargill which to be attached to this agreement. The Vessel is chartered to Cargill on the basis of minimum rate of USD 8,500 per day and a maximum rate of USD 13,500 per day with a profit split above the maximum rate of 50/50. The rate is to be calculated on the basis of the ...BHSI plus 15% (i. e. 115 pcnt of same). The calculation is to be made monthly on the basis of... last ten trading Baltic session days. The average to apply and the charter hire to be payable every 15 days. The duration of this transaction is to be 35/37 months +/- 15 days from the date of the Vessel’s delivery.

The following wording to be used in any novation agreement under the trading exclusions if same not already in the charterparty: “Any country or area that it blacklisted by or to which the vessel is prohibited to trade by the U.N. and/or U.S.A and/or vessel’s flag state”

19) As per SHIPMAN 98, Shipmangement Agreement, it is agreed that Crew Management (Box 5), Technical Management (Box 6), Insurance Arrangements (Box 8) of the Vessel to remain with Metrostar Management Corp. and Commercial/financial and all corporate responsibilities to be with Buyers. Metrostar Management Corp. will document the scope of their Shipmanagement duties in individual Shipmanagement Agreements in SHIPMAN 98 form (as amended) for the Vessel. The parties to attach agreed SHIPMAN 98 Shipmanagement Agreement to the MOA.

20) Sellers will seek to obtain the assingment of shipyard warranties to buyers or failing that agree to act as agents on behalf of buyers in processing any warranty claims.

21) This Agreement is to be kept strictly private and confidential, save for any disclosure required by the securities laws of the United States of America.

Clauses 22 - 25 inclusive shall be deemed incorporated md considered an integral part of this Agreement.

This document is a computer generated copy of “SALEFORM 1993”, printed by authority of the Norwegian Shipbrokcrs’ Association, using software which is the copyright of Strategic Software Ltd. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the preprinted text of this document, the original document shall apply. The Norwegian Shipbrokers’ Association and Strategic Software Ltd. assume no responsibility for any loss or damage caused as a result of discrepancies between the original approved document and this document.

RIDER CLAUSES TO HULL NO H-4015

MOA DATED 3rd JUNE 2010

Clause 22

The Sellers are buying the Vessel as a resale from the original Buyer under the Shipbuilding Contract (the ‘Original Buyer’).

Supervision during construction of the vessel to be carried out for Sellers by the Original Buyer. Buyers are to have the right to place up to one observer per two Vessels at SPP Shipbuilding Co., Ltd shipyard immediately after the Keel Laying of the Vessel. This observer is to form part of the Original Buyers supervision team but all costs connected with their stay at the shipyard are to be for Buyers’ account. This observer shall have no authority in the construction, drawing approval and shall only liaise/communicate with the Original Buyers supervision team and not the shipyard directly. Office facilities with phone, fax, email to be provided the Original Buyers within the Original Buyers supervision team site office, all direct costs associated with Buyers observers use of these office to be for Buyers account.

The Buyers obvserver shall not have by direct contact with the Shipyard whatsoever. Any questions or comments shall be addressed in writing to the Original Buyers supervision team representatives at the Shipyard who will receive all written comments/questions from the Buyers. The original Buyers supervision team representatives shall forward all of the Buyers comments/questions to the Shipyard but the Shipyard is not obliged to comply with all demands. This paragraph is fundamental for this Contract.

If for any reason whatsoever the conduct of the Buyers’ observer is not satisfactory or such observer act in contravention of the provisions herein the Sellers may request the substitution of such observer and the Buyers must comply with such request.

Clause 23

On or prior to the delivery of the Vessel under this Agreement, the Sellers undertake to procure that the Original Buyer shall assign to the Buyers all their rights, interest and title a) under the relevant article of the Shipbuilding Contract dealing with the Vessel’s so called warranty of quality, b) in any claims made thereunder outstanding at the time of such assignment and c) under any other suppliers’ or equipment manufacturers’ warranties that are available to the Original Buyer, such assignments being subject to the consent of the Builder and such other suppliers. The assignment of the rights described above, shall be effected by a) the Original Buyer executing a deed in a form acceptable to the Buyers and b) the Builder, or such other relevant supplier or manufacturer countersigning a notice of assignment again in a form acceptable to the Buyers, such notice to be duly executed, provided, however, that in the event that the Builder or any supplier or manufacturer does not consent to the assignment of the relevant warranty, the Sellers hereby further undertake to procure that the Original Buyer shall act as the agent of the Buyers in raising, handling and closing any claims that the Buyers may want to raise under the said warranty always following instructions of the Buyers. The Sellers shall arrange that the Original Buyer shall not refuse any request by the Buyers to raise a claim under the said warranty of quality on the understanding that neither the Sellers or the Original Buyer shall be

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RIDER CLAUSES TO HULL NO H-4015

MOA DATED 3rd JUNE 2010

liable to meet a claim if there is a failure to recover the same from the Builder, or, as the case may be, the relevant supplier or manufacturer, provided, however that the Sellers shall procure that the Original Buyer, will on the request of the Buyers, commence legal proceedings against the Builder, or the supplier or manufacturer in connection with any disputed or non-recoverable claim made under the relevant warranty. The Original Buyer will draft the deed of assignment which is subject to Buyers approval.

If the Vessel is not built in accordance to the specifications and the Shipbuilding Contract then the Sellers will transfer to the Buyers the benefit of any resultant liquidated damages as per the Shipbuilding Contract Article III - Adjustment of Contract Price.

The Vessel shall be delivered to the Buyers only once she is in all respects ready in accordance with the Shipbuilding Contract and specification. However, the Buyers shall accept the vessel if the Original Buyer is obliged to take delivery of the Vessel under the Shipbuilding Contract Article III, always with the provision that any liquidated damages are transferred to the benefit of the Buyers.

Clause 24

The Vessel is to be delivered with Buyer’s name/funnel markings/port of registry.

The Sellers undertake that the following date of this Agreement and until delivery of the Vessel to the Buyers under this Agreement, they will not, and that they will procure that the Original Buyer will not without the previous written consent of the Buyers, a) agree any amendments, supplements or changes whatsoever to the Shipbuilding Contract, the Specifications or any other document relating to the construction of the Vessel; b) release or, waive any breach of, the Builder from any of the Builder’s obligations under the Shipbuilding Contract, and c) terminate the Shipbuilding Contract for any reason whatsoever.

However, in case of questions arise which may result in amendments, supplements or changes whatsoever to the Shipbuilding Contract the Sellers are to notify the Buyers in writing thereof. The Buyers shall within seven (7) days after receipt of such written notice the Sellers of their approval or comments thereon, if any, Should the Buyers fail to notify the Sellers of their approval or comments within seven (7) days then the Sellers to be at their liberty to make their own decisions thereon.

Clause 26

The Buyers have received and approved the Vessel’s Specifications, Makers List and the Shipbuilding Contract and therefore this sale is outright and definite, subject only to the terms and conditions of this Agreement.

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RIDER CLAUSES TO HULL NO H-4015
MOA DATED 3rd JUNE 2010

For the Buyers	For the Sellers

/s/ Robert Gerald Buchanan	/s/ Achilleas Stergiou
Robert Gerald Buchanan	Achilleas Stergiou
President	President

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